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                                                                    Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cisco Systems, Inc. for the registration of 835,262 common shares pursuant to the acquisition of Wheel Group Corporation, of our reports dated August 4, 1997, on our audits on the consolidated financial statements and financial statement schedule of Cisco Systems, Inc. as of July 26, 1997 and July 28, 1996, and for the years ended July 26, 1997, July 28, 1996 and July 30, 1995 which reports are included in the Company's 1997 Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

/s/ Coopers & Lybrand L.L.P.
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COOPERS & LYBRAND L.L.P.

San Jose, California
March 30, 1998